Exhibit Number 99.3


PRG-Schultz Appoints Mark C. Perlberg Chief Operating Officer

ATLANTA,  Jan. 24  /PRNewswire-FirstCall/  --  PRG-Schultz  International,  Inc.
(Nasdaq: PRGX - news), today announced that the board of directors has named Mark C. Perlberg executive vice president and chief operating officer. Perlberg, 45, has been president of the Company's Accounts Payable group since February 2000 and will continue to report to John Cook, chief executive officer.

"Mark's substantial management experience and leadership abilities, combined with a deep understanding of our company, our people and our industry make him the ideal person to execute on our strategies as a combined PRG- Schultz organization," said John Cook, chief executive officer of PRG-Schultz.

Since joining PRG-Schultz in 2000, Perlberg has been a driving force behind the identification of key growth strategies. Perlberg's wide range of operational skills has fueled the growth and development of the Company's client service teams, while his results-oriented management style, dynamic thinking, and depth of global experience have been instrumental in the Company's U.S. and international client expansion.

Prior to joining PRG-Schultz, Perlberg managed John H. Harland's check business in 24 states, including sales, customer support and production. Perlberg graduated magna cum laude from both the Boston College Law School and the University of Rochester.

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees in 34 countries providing clients with insightful value to optimize and expertly manage their business transactions. PRG-Schultz's clients represent a variety of industries including retailing, wholesale distribution, manufacturing, government, high-tech and healthcare organizations. Shares of PRG-Schultz are traded on the Nasdaq National Market under the symbol PRGX. For additional information visit the web site at www.prgx.com.

SOURCE: PRG-Schultz International, Inc.


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